Exhibit 11


                  AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

           SCHEDULE SETTING FORTH COMPUTATION OF EARNINGS PER CLASS A SHARE



THREE MONTHS ENDED MARCH 31,               1996                   1995
- --------------------------------------------------------------------------------
(Amounts in thousands, except           (Unaudited)            (Unaudited)
  per share data)
Weighted average number of shares outstanding:
    4% Preferred......................        198                    206
    6-1/2% Preferred..................      1,047                  1,112
    Class A...........................     20,482                 20,852
    Common............................      3,000                  3,000
                                          =======                =======


Weighted average number of shares outstanding assuming conversion of preferred stock into Class A shares:

    Class A...........................     24,613     89.14%      25,218     89.37%
    Common............................      3,000     10.86        3,000     10.63
                                          -------    -------     -------    ------
                                           27,613    100.00%      28,218    100.00%
                                          =======    =======     =======    =======

     NET (LOSS) INCOME................    $(2,902)               $ 1,586
                                          =======                =======



Allocation of net (loss) income on
 the basis of the respective dividend
  rights of the above classes of
  stock, pro rata:
    Class A...........................    $(2,587)    89.14%     $ 1,417     89.37%
    Common............................       (315)    10.86          169     10.63
                                          -------    -------     -------    ------
                                          $(2,902)   100.00%     $ 1,586    100.00%
                                          =======    =======     =======    =======


(Loss) earnings per Class A share.....     $(.11)                  $.06
                                           =====                   ====



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


                  AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES
                  --------------------------------------------------




                                   SIGNATURES
                                   ----------


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                               AMPAL-AMERICAN ISRAEL CORPORATION



                                               By:/s/ Lawrence Lefkowitz
                                               -------------------------
                                                  Lawrence Lefkowitz
                                                  President
                                                  (Principal Executive Officer)



                                               By:/s/ Alan L. Schaffer
                                               -----------------------
                                                  Alan L. Schaffer
                                                  Vice President - Finance
                                                    and Treasurer
                                                  (Principal Financial Officer)



                                               By:/s/ Alla Kanter
                                               ------------------
                                                  Alla Kanter
                                                  Vice President - Accounting
                                                    and Controller
                                                  (Principal Accounting Officer)


Dated:  May 15, 1996


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